Exhibit 99.1

Kimball Electronics, Inc. Announces Retirement of Director Geoffrey L. Stringer, Appointment of Director Robert J. Phillippy, and Extension of Stock Repurchase Plan

JASPER, Ind., Nov. 08, 2018 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the appointment of Robert J. (“Bob”) Phillippy to its Board of Directors (the “Board”), effective immediately. Mr. Phillippy will also serve as a member of the Audit Committee of the Board.

Mr. Phillippy will replace Geoffrey L. Stringer, who is retiring from the Board after over 15 years of dedicated service with the Company and its former parent, Kimball International, Inc.

“Speaking on behalf of our Board, we want to express our deepest gratitude for the outstanding work and wise counsel given by Geoffrey. His experience was invaluable as we began our journey as an independent public company four years ago. He will be sorely missed and we wish him well in his retirement,” said Don Charron, Chairman of the Board and Chief Executive Officer.

Mr. Phillippy was selected following an extensive national search in partnership with RSR Partners of Northfield, Illinois.

Mr. Phillippy currently works as an independent consultant following his retirement in April 2016 from his position as President, Chief Executive Officer, and a Director of Newport Corporation as a result of the acquisition of Newport. He served Newport in that capacity for over 8 years, was President and Chief Operating Officer from July 2004 to September 2007, and prior to that time served in various executive management roles since joining Newport in April 1996. Prior to joining Newport, he served for 12 years in various management roles for Square D Company, a division of Schneider Electric, progressing from field sales engineer to Vice President of Channel Marketing. He currently serves on the boards of directors of ESCO Technologies (NYSE: ESE) and Materion Corporation (NYSE: MTRN). Mr. Phillippy holds a B.S. degree in electrical engineering from the University of Texas, as well as a Masters of Management from the Kellogg Graduate School of Management at Northwestern University.

Mr. Charron continued, “We are honored to have Bob join us to add his knowledge, experience, and counsel, especially given his extensive experience as a chief executive officer of a publicly traded company and his broad knowledge of marketing and highly technical products. It was extremely important to us that we recruit not only a very capable individual, but also someone who shares our common values and embraces our guiding principles.”

The Company also announced today that the Board authorized an extension of the current stock repurchase plan (the “Plan”) that was originally authorized in October 2015, and extended in September 2016 and August 2017, allowing a repurchase of up to an additional $20 million of common stock of the Company. This extension brings the total amount of authorized share repurchases under the Plan to $80 million, with no expiration date. The Plan may be suspended or discontinued at any time.

Purchases may be made under various programs, including in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions, all in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may also be made under a Rule 10b5-1 program, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, and other corporate considerations, as determined by the Company’s management team. The Company expects to finance the additional purchases with existing liquidity.

“Our Board and management believe the stock repurchase program demonstrates confidence in our growth strategies and a commitment to delivering shareholder value,” said Mike Sergesketter, Vice President and Chief Financial Officer of Kimball Electronics.

About Kimball Electronics, Inc.
WHO WE ARE Kimball Electronics is a leading contract manufacturer of durable electronics serving a variety of industries on a global scale. The customer is the focus of everything we do and our touch is felt throughout daily life via the markets we serve: Automotive, Industrial, Medical, and Public Safety. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Our employees know they are part of a company culture that is committed to doing the right thing. We build lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
WHAT WE DO Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a preeminent Electronics Manufacturing Services (“EMS”) provider serving customers around the world. Additionally, Kimball Electronics offers diversified contract manufacturing services (“DCMS”) for non-electronic components, medical disposables, and plastics. GES, a Kimball Electronics Company, specializes in design, production and servicing of automation, test, and inspection equipment for the semiconductor, electronics, and life sciences industries. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.